Exhibit 3.14

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

B.W. ELLIOTT MANUFACTURING CO., LLC

THE UNDERSIGNED Sole Member is executing this Limited Liability Company Agreement (the “Agreement”) for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the New York Limited Liability Company Act, 34 N.Y. c. §101 et. seq. (the “New York Act”), and does hereby certify and agree as follows:

1. Name; Formation. The name of the Company shall be B.W. ELLIOTT MANUFACTURING CO., LLC, or such other name as the Sole Member may from time to time hereafter designate. The Company shall be formed upon the execution and filing by Rachel Abarbanel, acting as the duly authorized agent of the Sole Member for such purpose, of a certificate of formation of the Company with the Secretary of State of the State of New York setting forth all of the information required by Section 203 of the New York Act.

2. Definitions; Rules of Construction. In addition to terms otherwise defined herein, the following defined terms shall have the meanings set forth below:

“Board of Directors” means those individuals named as directors of the Company on Schedule II attached hereto.

“Event of Withdrawal of a Member” means the death, retirement, resignation, bankruptcy, liquidation or dissolution of a Member.

“Sole Member” means Key Components, LLC, a Delaware limited liability company.

“Member” means the Sole Member and/or any other Member admitted pursuant to the provisions hereof.

Words used herein, regardless of the number and gender used, shall be deemed to include any number, singular or plural, and any gender, masculine, feminine or neuter, as the context requires, and, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision or section hereof.

3. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the New York Act. The Company shall have all of the powers and privileges conferred by the laws of the State of New York.

4. Offices. The principal business office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of New York as the Member may designate from time to time.

5. Members. The only Member of the Company is the Sole Member. The name, business address, percentage interest in the Company’s outstanding equity (the “Percentage Interest”) and the number of issued shares (“Shares”) are set forth on Schedule I attached hereto, as the same may be amended or modified from time to time.

6. Shares. The Shares may be evidenced by certificates in the form attached hereto as Exhibit A.

7. Term. The Company shall continue until dissolved in accordance with the New York Act.

8. Board of Directors.

(a) Powers. The Company shall be managed by the Board of Directors.

(b) Number. There shall be such number of Directors as may be fixed by the Sole Member.

(c) Term of Office. Each Director shall continue in office until his successor shall have been elected and shall qualify, or until his earlier death, incompetence, resignation or removal.

(d) Resignation and Vacancies. Any Director may resign at any time by giving a written notice to the President of the Company or to the Board of Directors. Such resignation shall take effect at the time specified therein. If any Director should tender his resignation to take effect at a future time, the Sole Member shall have power to elect, at any time, a successor to take office at such time as the resignation shall become effective. Any vacancy on the Board of Directors resulting from resignation or any other cause may be filled by the Sole Members or by the Directors at any meeting thereof.

(e) Removal of a Director. Any Director may be removed from office, with or without cause, by written notice to such Director by the Sole Member.

(f) Meetings. Meetings of the Board of Directors may be called at any time by the Secretary of the Company or, in his absence, by an Assistant Secretary of the Company, upon request by the President of the Company or by not less than one-third (1/3) of the Directors.

(g) Notice of Meetings. The Secretary of the Company shall give to each Director not less than two (2) days’ prior written or telephonic notice of the time and place of each meeting.

(h) Waiver of Notice. Any meeting of Directors, or any action otherwise properly taken thereat, shall be valid if notice of the time and place of such meeting shall be waived in writing (including telegraph, cable, wireless or telephone facsimile) before, at, or after such meeting by all Directors to whom timely notices were not given as provided herein.

(i) Quorum. A majority of the total number of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but a smaller number may adjourn such meeting until such time as a quorum may be obtained.

(j) Action by Majority Vote. The act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

(k) Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors, and such written consent is filed with the Secretary and entered upon the records of the Company.

(l) Compensation. The Directors shall receive no compensation for serving as Directors, but may be reimbursed for all reasonable expenses duly incurred in attending meetings and, with the consent of the Board of Directors, otherwise in connection with the Company’s affairs.

9. Delegation of Authority by Board of Directors.

(a) The Board of Directors shall have the right to delegate any portion of its duties as it may determine to officers, provided, however, that no such delegation of authority shall relieve the Board of Directors of its obligations hereunder.

(b) The Board of Directors may appoint one or more officers of the Company (the “Officers”) who shall have the rights and obligations hereinafter set forth in this Section 9(b) subject, in each case, to the supervision and authority of the Board of Directors and the other terms and conditions of this Agreement. Each officer shall serve at the pleasure of the Board of Directors and may be removed by the Board of Directors with or without cause at any time. Each officer shall serve until his or her successor is duly appointed and qualified or his earlier death, incompetence, resignation or removal.

President: Unless the Board of Directors shall otherwise determine, the President shall serve as the chief operating officer of the Company and shall be responsible for the day-to-day operations of the Company reporting to and under the supervision of the Board of Directors and shall have such other duties as may from time to time be designated by the Board of Directors.

Vice President: The Vice Presidents, including any Executive Vice President, shall perform such duties and have such powers as may from time to time be assigned to them by the President or the Board of Directors. In the absence of the President, any Vice President may perform the duties of the President.

Secretary: The Secretary shall attend to the giving of notice of each meeting of Board of Directors, and shall act as secretary at each such meeting. The Secretary shall keep minutes of all proceedings at such meetings as well as of all proceedings at all meetings of such other committees of Board of Directors as any such committee shall direct him to so keep. The Secretary shall keep and account for all books, documents, papers and records of the Company except those for which some other officer or agent is properly accountable. In addition, the Secretary shall have such other duties as may from time to time be designated by the President or the Board of Directors.

Assistant Secretary: The Assistant Secretaries shall generally assist the Secretary in performing all of his or her duties and, in the absence of the Secretary, may perform the functions of the Secretary. In addition, the Assistant Secretaries shall have such other duties as may from time to time be designated by the President or the Board of Directors.

Treasurer: The Treasurer shall have the care and custody of all the funds of the Company and shall deposit such funds in such banks or other depositories as the Board of Directors or any officer hereunto duly authorized by the Board of Directors shall from time to time direct or approve. In addition, the Treasurer shall have such other duties as may from time to time be designated by the Board of Directors.

The initial officers shall be:

George M. Scherer	President
Clay B. Lifflander	Vice-President
Alan L. Rivera	Vice President, Secretary
Robert B. Kay	Vice President
Frank Canto	Vice President - Administration

10. Assignments of Company Interest. The Sole Member may sell, assign, pledge or otherwise transfer or encumber (collectively “transfer”) its interest in the Company to any person or entity, and such transferee of the Sole Member’s interest in the Company shall be admitted as a substituted Member.

11. Additional Members. The Sole Member shall have the right to admit additional Members upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined in its discretion; and in connection with any such admission, the Sole Member shall amend Schedule I hereof to reflect the name, address, Percentage Interest, Shares and capital contribution of the additional Member.

12. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) The determination of the Sole Member; or

(b) The occurrence of an Event of Withdrawal of a Member or any other event causing a dissolution of the Company under Article VIII of the New York Act.

13. Continuation of the Company. Notwithstanding the provisions of Section 11(b) hereof, the occurrence of an Event of Withdrawal of a Member, after the admission of any Members in addition to the Sole Member pursuant to the provisions hereof, shall not dissolve the Company if within ninety (90) days after the occurrence of such event of withdrawal, the business of the Company is continued by the agreement of all of the remaining Members.

14. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely debts, obligations and liabilities of the Company, and no Member, the Board of Directors or any Officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Director or Officer of the Company. The Board of Directors and Officers shall not be liable for any acts or omissions, except acts or omissions based on fraud, bad faith or willful misconduct. The Company shall indemnify the Member, Board of Directors and Officers to the fullest extent permitted by the New York Act.

15. Classification of Company for Federal Income Tax Purposes. The Board of Directors shall ensure that appropriate steps are taken to enable the Company to be classified as a “disregarded entity” for federal tax purposes.

IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of August 31, 1999.

SOLE MEMBER:

KEY COMPONENTS, LLC

By: /s/ Authorized Signer
Name: Authorized Signer
Title: Authorized Signer

SCHEDULE I

MEMBERS OF B.W. ELLIOTT MANUFACTURING CO., LLC

Name & Address of Member	Percentage Interest	Shares
Key Components, LLC	100%	1,000

c/o Key Components, Inc.

200 White Plains Road, 4th Floor

Tarrytown, New York 10591

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SCHEDULE II

John S. Dyson

Clay B. Lifflander

George M. Scherer

Alan L Rivera

David M. Bova

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EXHIBIT A

THE LIMITED LIABILITY COMPANY SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION OF SUCH TRANSFER IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

SHARE CERTIFICATE

CERTIFICATE NO. 1

B.W. ELLIOTT MANUFACTURING CO., LLC

a New York limited liability company

THIS CERTIFIES that KEY COMPONENTS, LLC (the “Registered Owner”) is the sole member and registered owner of ONE THOUSAND (1,000) Shares of B.W. ELLIOTT MANUFACTURING CO., LLC, a New York limited liability company (the “Company”), as evidenced by this share certificate (“Certificate”).

The Shares have been issued under the terms and conditions of the Limited Liability Company Agreement of the Company, dated as of August 31, 1999, as the same may be amended from time to time (the “Agreement”). The Registered Owner’s rights and obligations are governed by the Agreement, and to that effect the terms of the Agreement are incorporated into and made a part of this Certificate.

This Certificate and the Shares represented thereby cannot be transferred except as specifically provided in the Agreement. Prior to the presentment of this Certificate for registration of any transfer of the Shares represented by this Certificate, the Company may deem and treat the person in whose name this Certificate is registered on the register maintained pursuant to the Agreement as absolute owner hereof for purposes of receiving payments and distributions from the Company and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Certificate and the rights, duties and obligations created hereby shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its Vice President and Secretary on August 31, 1999.

B.W. ELLIOTT MANUFACTURING CO., LLC

By: /s/ Alan L. Rivera
Alan L. Rivera
Vice President and Secretary

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